PRESS RELEASE For immediate release

NVE Corporation Reports Fourth Quarter and Fiscal Year Results
and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—May 5, 2021—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and fiscal year ended March 31, 2021.

Total revenue for the fourth quarter of fiscal 2021 decreased 5% to $5.86 million from $6.15 million for the prior-year quarter. The decrease was due to a 5% decrease in product sales and a 7% decrease in contract research and development revenue. Net income for the fourth quarter of fiscal 2021 decreased 7% to $3.13 million, or $0.65 per diluted share, compared to $3.37 million, or $0.69 per share, for the prior-year quarter.

For fiscal 2021, total revenue decreased 16% to $21.4 million from $25.4 million for the prior fiscal year. The decrease was due to a 16% decrease in product sales and an 18% decrease in contract research and development revenue. Net income decreased 19% to $11.7 million, or $2.42 per diluted share, compared to $14.5 million, or $3.00 per share, for fiscal 2020.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable May 31, 2021 to shareholders of record as of May 17, 2021.

“We are pleased to report solid earnings for the fourth quarter and fiscal year despite the impact of the COVID-19 pandemic,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues and risks related to the COVID-19 pandemic, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and other reports filed with the SEC.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND YEARS ENDED MARCH 31, 2021 AND 2020 (Unaudited)
	Quarter Ended March 31
	2021	2020
Revenue
Product sales	$5,690,400	$5,966,153
Contract research and development	172,437	184,773
Total revenue	5,862,837	6,150,926
Cost of sales	1,268,704	1,187,354
Gross profit	4,594,133	4,963,572
Expenses
Research and development	785,590	1,019,408
Selling, general, and administrative	291,878	291,095
Total expenses	1,077,468	1,310,503
Income from operations	3,516,665	3,653,069
Interest income	332,046	428,291
Income before taxes	3,848,711	4,081,360
Provision for income taxes	714,241	714,863
Net income	$3,134,470	$3,366,497
Net income per share – basic	$0.65	$0.69
Net income per share – diluted	$0.65	$0.69
Weighted average shares outstanding
Basic	4,833,232	4,844,470
Diluted	4,835,370	4,845,922

	Year Ended March 31
	2021	2020
Revenue
Product sales	$20,540,557	$24,400,192
Contract research and development	825,689	1,011,971
Total revenue	21,366,246	25,412,163
Cost of sales	4,121,461	4,889,295
Gross profit	17,244,785	20,522,868
Expenses
Research and development	3,184,754	3,690,539
Selling, general, and administrative	1,316,427	1,317,543
Total expenses	4,501,181	5,008,082
Income from operations	12,743,604	15,514,786
Interest income	1,498,148	1,787,117
Income before taxes	14,241,752	17,301,903
Provision for income taxes	2,547,368	2,775,261
Net income	$11,694,384	$14,526,642
Net income per share – basic	$2.42	$3.00
Net income per share – diluted	$2.42	$3.00
Weighted average shares outstanding
Basic	4,834,054	4,845,627
Diluted	4,834,462	4,847,294

NVE CORPORATION BALANCE SHEETS MARCH 31, 2021 AND 2020
	March 31, 2021	March 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$10,427,340	$8,065,594
Marketable securities, short-term	7,678,957	19,084,814
Accounts receivable, net of allowance for uncollectible accounts of $15,000	1,964,281	2,694,018
Inventories	3,900,777	3,884,450
Prepaid expenses and other assets	391,278	655,835
Total current assets	24,362,633	34,384,711
Fixed assets
Machinery and equipment	9,254,664	9,280,062
Leasehold improvements	1,810,872	1,797,245
	11,065,536	11,077,307
Less accumulated depreciation and amortization	10,728,853	10,494,840
Net fixed assets	336,683	582,467
Deferred tax assets	73,538	108,119
Marketable securities, long-term	47,038,669	43,606,495
Right-of-use asset – operating lease	689,216	816,358
Total assets	$72,500,739	$79,498,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$336,591	$186,993
Accrued payroll and other	540,474	482,074
Operating lease	150,273	127,134
Total current liabilities	1,027,338	796,201
Operating lease	581,459	706,600
Total liabilities	1,608,797	1,502,801

Shareholders’ equity
Common stock	48,332	48,350
Additional paid-in capital	19,338,127	19,383,956
Accumulated other comprehensive income	1,101,119	516,523
Retained earnings	50,404,364	58,046,520
Total shareholders’ equity	70,891,942	77,995,349
Total liabilities and shareholders’ equity	$72,500,739	$79,498,150